SUBLEASE
THIS SUBLEASE (this “Sublease”) is made and entered into this 27th day of May, 2021, by and between CBRE, Inc., a Delaware corporation (“Sublandlord”), and Praxis Precision Medicines, Inc., a Delaware corporation (“Subtenant”).
RECITALS
A.    The predecessor-in-interest to TREA 99 HIGH STREET LLC, a Delaware limited liability company (“Master Landlord”) and the predecessor-in-interest to Sublandlord entered into that certain Lease originally dated as of October 8, 2015 (the “Original Lease”), as amended by that certain Assignment and Assumption of Lease and Landlord's Consent and Amendment of Lease, dated as of March 23, 2018, that certain Second Amendment to Lease dated as of March 7, 2019 (the “Second Amendment”), that certain Third Amendment to Lease dated as of September 11, 2019 (the “Third Amendment”), that certain Fourth Amendment to Lease dated May 15, 2020 (the “Fourth Amendment”), and that certain letter dated July 27, 2020 (as amended, collectively, the “Master Lease”), for the lease of approximately 25,445 rentable square feet of office space constituting the entire 30th floor (the “Master Premises”) located in the building (as more particularly described in the Lease, the "Building") commonly known as 99 High Street in Boston, Massachusetts. All capitalized words and phrases used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Lease. A true and correct copy of the Master Lease is attached as Exhibit “A” hereto.
B.    Sublandlord and Subtenant desire to provide for a sublease of the Master Premises (the “Premises”) as depicted on Exhibit “B” attached hereto pursuant to the provisions containing approximately 25,445 rentable square feet of office space on the entire 30ths floor located in the Building.
AGREEMENT
NOW, THEREFORE, in consideration of the recitals set forth above, the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.    Sublease; FF&E. Subject and pursuant to the provisions hereof, Sublandlord subleases to Subtenant, and Subtenant subleases from Sublandlord, the Premises. Sublandlord agrees to leave in the Premises for Subtenant’s use during the Term the personal property, furniture, fixtures and equipment identified on Exhibit “C” attached hereto (the “FF&E”). Subtenant accepts such FF&E in its “as-is”, “where is” condition, “with all faults” and Sublandlord makes no representation or warranty about the fitness of such FF&E, whether express or implied, of any kind or nature. Subtenant agrees to maintain the FF&E in good condition and repair.
2.    Term. The term of this Sublease shall be for approximately fifty-eight (58) months (the “Term”) commencing on the date (the “Commencement Date”) which is the later of (a) the date Sublease documents are executed and all necessary consents to this Sublease are obtained, including, without limitation any consents required pursuant to the Master Lease and (b) May 1, 2021 (the “Start Date”), and shall continue until January 31, 2026 (the “Expiration Date”), unless sooner terminated pursuant to the provisions hereof.
Notwithstanding any provision to the contrary contained herein, if for any reason the Commencement Date shall not occur or Sublandlord shall not deliver possession of the Premises to Subtenant on or after the Start Date, Sublandlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Sublease or the obligations of Subtenant hereunder or extend the Term.
3.    Rent.
3.1    Base Rent. During each month of the Term of this Sublease, Subtenant shall pay as rent for the Premises (“Base Rent”) as follows:

Months	Monthly Base Rent	Annual Base Rent
1/1/2022 – 12/31/2022	$103,900.42	$1,246,805.00
1/1/2023 – 12/31/2023	$106,020.83	$1,272,250.00
1/1/2024 – 12/31/2024	$108,141.25	$1,297,695.00
1/1/2025 – 12/31/2025	$110,261.67	$1,323,140.00
1/1/2026 – 2/28/2026	$112,382.08	$1,348,585.00

Except as expressly set forth herein, Base Rent shall be paid to Sublandlord without demand, deduction, set-off or counterclaim, in advance on the first day of each calendar month during the Term of this Sublease, and in the event of a partial rental month, Base Rent shall be prorated on the basis of a thirty (30) day month. Subtenant shall pay to Sublandlord upon the execution hereof the first full monthly installment of Basic Rent. Notwithstanding anything contained in this Sublease to the contrary, in the event the Premises is not made available to Subtenant until after May 1, 2021, Subtenant’s obligation to commence paying Base Rent pursuant to the above referenced table shall be delayed on a day-for-day basis until the Premises is made available to Subtenant. For illustration purposes, if Sublandlord does not make the Premises available to Subtenant until May 20, 2021, Base Rent shall not commence until January 20, 2022.
3.2    Operating Costs And Expenses.
3.2.1    Subtenant shall have no obligation to pay to Sublandlord any Operating Expenses and Real Estate Taxes (as those terms are defined in the Master Lease); provided, however, Subtenant shall be responsible for the electricity costs associated with electricity usage for the Premises. In addition, if Subtenant shall procure additional services under the Lease, or if additional rent or other sums are incurred for Subtenant’s sole benefit, including but not limited to (i) after-hours HVAC charges and excess electrical consumption charges, extra janitorial services, or repairs and replacements to the Premises caused or permitted by Subtenant, and (ii) any and all charges of Master Landlord or other amounts payable to Master Landlord under the Master Lease caused by Subtenant’s failure to perform its obligations under this Sublease. Subtenant agrees to arrange for such costs and expenses to be paid directly to Master Landlord; provided, however, if Master Landlord does not permit such a direct payment arrangement for said costs and expenses with Subtenant (and instead requires that Sublandlord pay Master Landlord directly for such costs and expenses), such amounts shall be payable by Subtenant to Sublandlord within twenty (20) days of Sublandlord’s written demand therefor, which demand shall be accompanied by copies of Master Landlord’s bills with respect thereto (if the same shall have been previously delivered to Sublandlord).
3.2.2    All forms of additional rent and any other amounts payable by Subtenant to Sublandlord shall be payable by Subtenant without notice (except as expressly provided to the contrary herein), demand, deduction, offset or abatement in lawful money of the United States to Sublandlord at such places and to such persons as Sublandlord may direct. All such amounts, together with Base Rent, are collectively referred to herein as “Rent.”
3.2.3    If any installment or other payment of Rent is paid to Sublandlord more than three (3) business days after such payment is due, such unpaid amount shall bear interest, from the due date thereof to the date of payment, at the lower of (i) 12% per annum, or (ii) the maximum legal rate of interest permitted from time to time under law to be charged. In addition, if any installment of Rent is not paid by Subtenant to Sublandlord within three (3) business days of the date due hereunder, Subtenant shall, within ten (10) days of Sublandlord’s written demand therefor, pay to Sublandlord a late charge equal to five percent (5%) of the overdue Rent; provided, however, Sublandlord agrees to waive one-time during the first twelve (12) months of the Term such late fee. The parties agree that the late charge represents a fair and reasonable estimate of the costs that Sublandlord will incur by reason of such late payment by Subtenant. All interest and late charges accrued under this Section shall be deemed to be additional rent payable hereunder.
4.    Security Deposit.
4.1    Concurrently with the parties’ execution of this Sublease, Subtenant shall deposit with Sublandlord upon Subtenant’s execution hereof $415,601.68 (“Security Deposit”) as security for Subtenant’s faithful performance of Subtenant’s obligations hereunder in the form of a letter of credit as more particularly identified below. If Subtenant fails to pay Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, all beyond applicable notice and cure periods, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of Rent or any other charge in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage which Sublandlord has suffered thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after written demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its full amount, and Subtenant’s failure to do so shall be a material breach of this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts and the Security Deposit shall not bear interest. At the expiration or earlier termination of the Term hereof and following performance of all of Subtenant’s obligations hereunder (including, without limitation, vacation of the Premises in accordance with the provisions hereof), the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without payment of interest or other incurment for its use to Subtenant (or at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder). No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Any deposit under the Master Lease which may be returned by the Master Landlord shall be the property of Sublandlord.
4.2    In lieu of the cash security required by this Sublease, Subtenant shall provide to Sublandlord an irrevocable transferrable letter of credit (the “Letter of Credit”) in the amount of the Security Deposit in form annexed hereto as Exhibit E and issued by a financial institution reasonably approved by Sublandlord. The parties acknowledge that Silicon Valley Bank shall be an approved issuer for purposes of this Article 4. Sublandlord shall have the right, in the event of a default of Subtenant beyond any applicable notice and cure periods, and regardless of the exercise of any other remedy the Sublandlord may have by reason of a default, to draw upon the Letter of Credit to cure any default beyond any applicable notice and cure periods of Subtenant or for any purpose authorized by section 4.1 of this Sublease and if Sublandlord does so, Subtenant shall, within ten (10) days of Sublandlord’s written demand, additionally fund the Letter of Credit with the amount so drawn so that Sublandlord shall have the full deposit on hand at all times during the Term and for a period of sixty (60) days' thereafter. In the event of a sale or other transfer of Sublandlord’s interest in this Sublease, Sublandlord shall transfer the security to such transferee.
4.3    The Letter of Credit shall expire not earlier than sixty (60) days after the Expiration Date. Upon Sublandlord's prior consent, the Letter of Credit may be of the type which is automatically renewed on an annual basis (“Annual Renewal Date”), provided however, in such event Subtenant shall maintain the Letter of Credit and its renewals in full force and effect during the entire Term and for a period of sixty (60) days thereafter. The Letter of Credit will contain a provision requiring the issuer thereof to give the beneficiary (i.e., Sublandlord) sixty (60) days' advance written notice of its intention not to renew the Letter of Credit on the next Annual Renewal Date.
4.4    In the event Subtenant shall fail to deliver to Sublandlord a substitute irrevocable Letter of Credit, in the amount stated above, on or before thirty (30) days prior to the next Annual Renewal Date, said failure shall be deemed a default under this Sublease. Sublandlord may, in its discretion treat this the same as a default in the payment of Rent or any other default and pursue the appropriate remedy following any applicable notice and cure periods. In addition, and not in limitation, Sublandlord shall be permitted to draw upon the Letter of Credit as in the case of any other default (beyond any applicable notice and cure periods) by Subtenant under this Sublease.
5.    Use. Subtenant shall use and occupy the Premises only for general office purposes and for any other purposes permitted pursuant to Section 6(a) of the Original lease and no other purpose.

6.    Parking.
6.1    Grant. To the extent assignable under the Master Lease and subject to the provisions of this Section 6, Subtenant shall have the right to sublease six (6) monthly parking contracts for automobile parking in the parking facilities described in the Master Lease (the “Parking Facilities”) (the “Building Parking Privileges”) during the Term; provided, however, in the event Master Landlord shall reduce the number of Building Parking Privileges made available to Sublandlord by Master Landlord from time to time during the Term, Sublandlord shall have the right, effective upon written notice to Subtenant, to reduce the number of Building Parking Privileges available to Subtenant on a basis proportionate to the reduction in Sublandlord’s Building Parking Privileges. Such Building Parking Privileges shall be for unassigned spaces in the Parking Facilities. If Subtenant requires use of extra parking spaces in the Parking Facilities during the Term, Subtenant shall contract directly with Master Landlord for such parking spaces, which shall be outside the scope of this Sublease.
6.2    Charges And Compliance. Subtenant shall (a) promptly pay when due (and in any event not later than thirty (30) days following billing therefor) all monthly rent, taxes (if any), and other charges charged by the Master Landlord or the operator of the Parking Facilities, as the case may be, for all Building Parking Privileges subleased to Subtenant and (b) strictly comply (and cause each of its employees using such privileges to strictly comply) with all rules, regulations and requirements of Master Landlord and the operator of the Parking Facilities with respect to use of the Parking Facilities, parking spaces therein and other matters relating thereto.
7.    Subtenant Signage. Subtenant, shall not, without Sublandlord’s and Master Landlord’s prior written consent, have the right to any signage or identification visible from the entrance of the Premises. All signage of Subtenant, if any shall (i) be subject to the terms of the Master Lease, Sublandlord’s reasonable approval and Master Landlord’s approval as to design, materials, size and location, and (ii) be undertaken at Subtenant’s sole cost and expense, including, without limitation, all costs of installation, maintenance, repair, restoration and removal. Subtenant hereby agrees for the benefit of Sublandlord and Master Landlord (as an express intended third party beneficiary) that (a) other than as expressly and specifically agreed to in writing by Master Landlord, no act, consent, approval or omission of Master Landlord pursuant to this Section 7 shall (i) constitute any form of recognition of Subtenant as the direct tenant of Master Landlord, (ii) create any form of contractual duty or obligation on the part of Master Landlord in favor of Subtenant or (iii) waive, affect or prejudice in any way Master Landlord’s right to treat this Sublease and Subtenant’s rights to the Premises as being terminated upon any termination of the Master Lease, and (b) Master Landlord shall have the absolute right to evict Subtenant, and all parties holding under Subtenant, from the Premises upon any termination of the Master Lease.
8.    Broker Commissions. Subtenant warrants and represents that Subtenant has had no dealings with any brokers or agents in connection with the Premises or this Sublease and shall indemnify, defend and hold Sublandlord and Master Landlord free and harmless from and against any claim, loss, damage, liability, obligation, cost or expense, including attorneys’ fees suffered, incurred or asserted against Sublandlord or Master Landlord by any other broker or party relying in any way on any act by or relationship with Subtenant.
9.    Condition Of Premises. Subtenant has inspected the Premises and all improvements located therein, and has agreed to accept the Premises in an “AS-IS”, “WHERE IS” condition, “WITH ALL FAULTS”, in its condition existing as of the date of this Sublease subject to all applicable municipal, county, state and federal laws, ordinances and regulations governing and regulating the use and occupancy of the Premises, and accepts the Sublease subject thereto and to all matters disclosed thereby, without warranty or representation, express or implied, concerning the same. Except as expressly set forth herein, under no circumstances shall Subtenant be entitled to any free rent period, construction allowance, tenant improvements or other work to the Premises, or any other such economic incentives in connection with the Master Lease or this Sublease.
10.    Master Lease.
10.1    Compliance With The Master Lease. Except as otherwise expressly provided herein, during the Term and for all subsequent periods with respect to obligations arising prior to the termination of this Sublease, Subtenant shall comply with and perform, for the benefit of Master Landlord and Sublandlord, all of the terms, covenants, conditions and obligations of the “Tenant” under the Master Lease allocable or applicable to the Premises. Except as otherwise expressly provided hereunder, or as the context of this Sublease directly indicates otherwise, all of the obligations imposed on the “Tenant” under the Master Lease with respect to the Premises are hereby imposed on Subtenant and all of the rights granted to the “Landlord” under the Master Lease with respect to the Premises are hereby granted hereunder to Sublandlord. Subtenant acknowledges that it has read the attached copy of the Master Lease and agrees that this Sublease is in all respects subject and subordinate to any mortgage, deed, deed of trust, ground lease or other instrument now or hereafter encumbering the Building or the land on which it is located, to the terms and conditions of the Master Lease and to the matters to which the Master Lease, including any amendments thereto, is or shall be subordinate. Notwithstanding the foregoing:
10.1.1    Sublandlord agrees that Subtenant shall be entitled to receive all services, utilities, repairs and restorations to be provided by Master Landlord to Sublandlord under the Master Lease with respect to the Premises. Sublandlord shall have no duty to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property. For example, Sublandlord shall not be required to provide the services or repairs which the Master Landlord is required to provide under the Master Lease. The parties contemplate that Master Landlord will perform its obligations under the Master Lease and in the event of any default or failure of such performance by Master Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Master Landlord to perform its obligations under the Master Lease and take appropriate action to enforce the Master Lease. Sublandlord agrees that if under the Master Lease any right or remedy of Sublandlord or any duty or obligation of Master Landlord is subject to or conditioned upon Sublandlord making any demand upon Master Landlord or giving any notice or request to Master Landlord then, if Subtenant shall so request, Sublandlord, at Subtenant’s expense, shall make such demand or give such notice or request on Sublandlord’s behalf, except that Sublandlord shall not be required to do so with respect to any act or thing as to which Sublandlord shall have determined in accordance with this Sublease to withhold its consent or approval.
10.1.2    Whenever any provision of the Master Lease specifies a time period in connection with the performance of any liability or obligation by Subtenant or any notice period or other time condition to the exercise of any right or remedy by Sublandlord hereunder, such time period shall be shortened in each instance by three (3) business days for the purposes of incorporation into this Sublease; provided, however, in no event shall Subtenant have less than three (3) business days with which to cure any monetary defaults. Any default notice or other notice of any obligations (including any billing or invoice for any rent or any other expense or charge due under the Master Lease) from Master Landlord which is received by Subtenant (whether directly or as a result of being forwarded by Sublandlord) shall constitute such notice from Sublandlord to Subtenant under this Sublease without the need for any additional notice from Sublandlord.
10.1.3    Subtenant shall not do, permit or suffer any act, occurrence or omission which if done, permitted or suffered by Sublandlord would be (with notice, the passage of time or both) in violation of or a default by the “Tenant” under the Master Lease, or could lead in any respect to the termination of the Master Lease. If Subtenant shall default in the performance of any of its obligations under this Sublease, other than its obligation to pay rent to Sublandlord, Sublandlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Subtenant, without notice in a case of emergency and, in all other cases, if the default continues after three (3) days from the date of written notice thereof from Sublandlord. For avoidance of doubt, Subtenant’s failure to pay Rent as and when due under this Sublease shall be a default which shall entitle Sublandlord to all remedies available to (i) Sublandlord at law, at equity, or pursuant to this Sublease, and (ii) to Master Landlord under the Master Lease.
10.1.4    Sublandlord covenants and agrees that Sublandlord: (i) shall cause all rent to be paid under the Master Lease as and when due and payable under the Master Lease, except to the extent Subtenant has failed to timely pay rent under this Sublease to Sublandlord; (ii) shall observe and perform the other terms, provisions, covenants and conditions of the Master Lease to be observed and performed by Sublandlord, except and to the extent that such terms, provisions, covenants and conditions are assumed by Subtenant hereunder and except to the extent Subtenant’s actions or inactions are not the cause of Sublandlord’s failure to so comply; (iii) shall not voluntarily terminate the Master Lease except pursuant to a right of termination arising out of casualty or condemnation expressly set forth in the Master Lease and shall not amend the Master Lease in a manner adverse to

Subtenant in any material respect; (iv) shall not take any action or fail to perform any act that results in a breach or default under the Master Lease to the extent any such failure to perform such act (A) is not the result of any action or inaction by Subtenant, and (B) adversely affects the rights of Subtenant under this Sublease, including, without limitation, the right of Subtenant to receive all services, utilities, repairs and restorations to be provided by Master Landlord to Sublandlord under the Master Lease with respect to the Premises or the ability of Subtenant to seek or obtain the approval or consent of Master Landlord or the right of Subtenant to use and occupy the Subleased Premises for the purposes set forth in this Sublease.
10.2    Incorporation By Reference. Except to the extent such terms and provisions are inconsistent with or are specifically contrary to the express written provisions of this Sublease and except as provided in this Section 10.2, all of the terms, covenants and conditions of the Master Lease are by this reference incorporated herein and made a part of this Sublease with the same force and effect as if fully set forth herein, provided, however, that for purposes of such incorporation, (i) the term “Lease” as used in the Master Lease shall refer to this Sublease; (ii) the term “Landlord” (and other defined terms containing the term “Landlord” or any derivative thereof) as used in the Master Lease, and subject to the limitations of Sublandlord’s responsibilities to Subtenant under the Master Lease set forth in Section 10.1 of this Sublease, shall refer to Sublandlord; (iii) the term “Tenant” (and other defined terms containing the term “Tenant” or any derivative thereof) as used in the Master Lease shall refer to Subtenant; (iv) the terms “Term” as used in the Master Lease shall refer to the Term defined herein; (v) the term “Expiration Date” as used in the Master Lease shall mean the Expiration Date of this Sublease; (vi) the term “Premises,” as used in the Master Lease shall refer to the Premises; and (vii) the term “Base Rent” and as used in the Master Lease shall refer to the Base Rent due under this Sublease. In the event of any inconsistency between the provisions set forth in this Sublease and the provisions of the Master Lease, as incorporated herein, the provisions of this Sublease shall control as between Sublandlord and Subtenant. Notwithstanding any provision of this Sublease to the contrary, no portion of the following provisions of the Master Lease shall be incorporated into this Sublease:
Definitions of “Tenant’s Proportionate Share”, “First Month’s Base Rent Payable Upon Execution”, “Letter of Credit Amount”, “Base Year for Operating Expenses”, “Base Year for Real Estate Taxes”, “Rent Commencement Date”, “Scheduled Commencement Date”, “Brokers”, and “Landlord’s Contribution”, Section 1(c), the second sentence of Section 2(b), the second sentence of Section 2(d), Section 3, any reference to “Demolition Work” in Section 4(a), Sections 4(d), 4(e), 8(d), 17, 19(k), 19(y), 19(d)(d), 20, 21; and Exhibits E, F, G, and I, all within the Original Lease.
All provisions of the Second Amendment except for Section 6.
The entire Third Amendment.
The entire Fourth Amendment.
10.3    Default And/Or Termination Of Master Lease.
10.3.1    In the event of a default by Sublandlord as tenant under the Master Lease resulting in termination, reentry or dispossession thereunder, within thirty (30) days after such termination, reentry or dispossession, Master Landlord may, at its election, which election shall be made in its sole and absolute discretion, notify Subtenant that Master Landlord has taken over all of the right, title and interest of Sublandlord under this Sublease, and Subtenant shall thereupon, at the request of the Master Landlord, attorn to and recognize Master Landlord as Sublandlord under the terms and conditions of this Sublease. If Master Landlord notifies Subtenant that Master Landlord has elected not to take over the Sublease, or Master Landlord fails to provide any notice to Subtenant within the aforesaid thirty (30) day period, then the Sublease shall terminate as of the date of expiration of such thirty (30) day period, at which time Subtenant shall vacate the Premises in accordance with the terms hereof.
10.3.2    If Master Landlord elects to take over the right, title and interest of Sublandlord in accordance with the foregoing, it is understood and agreed that Master Landlord shall not (i) be liable for any previous act or omission of Sublandlord under this Sublease, (ii) be subject to any offset which theretofore accrued to Subtenant against Sublandlord, and (iii) be bound by any previous modification of this Sublease to which it has not consented, or by any previous prepayment of more than one month’s rent except to the extent received by Master Landlord. In such event, Subtenant shall also, promptly upon Master Landlord’s request, execute and deliver all instruments reasonably necessary or appropriate to confirm such attornment and recognition. Subtenant hereby waives all rights under any present or future law to elect, by reason of the termination of the Lease, to terminate this Sublease or surrender possession of the Premises.
10.3.3    From and after the date of any default by Sublandlord resulting in a termination, reentry or dispossession under the Lease, until the date that this Sublease is terminated in accordance with this Section 10.3, Subtenant shall pay all Basic Rent and Additional Rent due under this Sublease directly to Master Landlord and Subtenant shall continue to perform all of its obligations hereunder.
10.3.4    Except as otherwise provided in Section 10.3.1 above, if for any reason the term of the Master Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall thereupon terminate and Sublandlord shall not be liable to Subtenant by reason thereof for damages or otherwise, except that Sublandlord shall return to Subtenant that portion of any rent paid in advance by Subtenant, if any, which is applicable to the period following the date of such termination.
10.3.5    Sublandlord represents and warrants to Subtenant that:
(a)    Sublandlord has not received any written notice of default under the Master Lease, except for any defaults that Sublandlord has cured and Master Landlord is no longer claiming to exist, and to the actual knowledge, without any investigation, of Sublandlord, Sublandlord is not in default of any of Sublandlord’s obligations under the Master Lease;
(b)    Sublandlord has not sent to Master Landlord any written notice stating that Master Landlord is in default of any of Master Landlord’s obligations under the Master Lease and to the actual knowledge, without any investigation, of Sublandlord, Master Landlord is not in default of any of Master Landlord’s obligations under the Master Lease;
(c)    Sublandlord has not received any written notice that any work is required under the Master Lease or by applicable law to be done in the Premises; and
(d)    Sublandlord has not received any written notice of violation of any laws, ordinances, codes, rules, regulations or requirements affecting the Premises.
11.    Additional Provisions.
11.1    Notices. In the event that Sublandlord or Subtenant shall receive any notice from Master Landlord for any reason pertaining to the Premises, then, within three (3) days from the date of such receipt, such party shall send a copy of such notice to the other party.
The provisions of the Master Lease regarding the giving of notices are hereby amended to add after the name “Tenant” the word “Sublandlord”, and to insert the following:

Notices To Sublandlord:	CBRE, Inc. 2100 McKinney Ave, Suite 900 Dallas, TX 75201 Attention: “Corporate Real Estate”
With a copy to:	CBRE, Inc. 6055 Primacy Pkwy, Ste 300 Memphis, TN 38119 Attn: Portfolio Administration Services Email: PAS_CBREDocs@cbre.com PAS phone 901-620-3000 and fax is 901-339-9671
Notices to Subtenant:	Praxis Precision Medicines, Inc. 99 High Street, 30th Floor Boston, MA 02129 Attention: General Counsel
With a copy (not constituting notice) to:	LegalNotice@praxismedicines.com; and rsahakian@praxismedicines.com
11.2    Assignment, Subletting And Encumbrance. Subtenant shall not voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Sublease or in the Premises without obtaining the prior written consent of Sublandlord and Master Landlord with respect thereto, but only to the extent such consent shall be required pursuant to Section 11 of the Original Lease. Provided Master Landlord’s consent is obtained, Sublandlord shall not unreasonably withhold its consent to any proposed sublease; provided, further, however that Sublandlord may require as a condition of granting any such consent that (i) the proposed sublessee demonstrate that its financial resources are sufficient to service its proposed obligations under such sublease, (ii) the nature of the sublessee’s proposed use of the Premises and the sublessee’s reputation shall be reasonably satisfactory to Sublandlord and (iii) Subtenant reaffirms, in form satisfactory to Sublandlord, its continuing liability under the Sublease, including that the Letter of Credit remain in place in favor of Sublandlord throughout the term of this Sublease. Except as provided above, Sublandlord may withhold in its sole and absolute discretion its consent to any assignment, mortgage, encumbrance or other transfer of this Sublease. Any assignment, subletting, mortgage or other encumbrance attempted by Subtenant to which Sublandlord and/or Master Landlord has not consented in writing pursuant to the provisions hereof shall be null and void and of no effect.
11.3    Alterations.
11.3.1    Alterations and Improvements By Subtenant. Except to the extent Subtenant shall be entitled to perform the same without consent in accordance with Section 4(f) of the Original Lease, Subtenant shall not make any alterations, additions or improvements to the Premises (collectively, “Alterations”) without first (i) obtaining the written approval of such Alterations from each of Master Landlord and Sublandlord (all in accordance with Section 4(f) of the Original Lease) and (ii) otherwise complying with all provisions of the Master Lease applicable to such Alteration. Master Landlord and Sublandlord may grant or withhold its approval to any such Alterations, and may impose any conditions with respect thereto, all in accordance with Section 4(f) of the Original Lease. All such Alterations shall be constructed only after necessary permits, licenses and approvals have been obtained from appropriate governmental agencies and all improvements shall be constructed as to conform to all relevant codes, regulations, and ordinances. All such Alterations shall be made at Subtenant’s sole cost and shall be diligently prosecuted to completion. Any contractor or person making such Alterations shall first be approved in writing by Sublandlord, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in the Master Lease, in no event shall Subtenant be required to remove any alterations or improvements existing in the Premises as of the Commencement Date. Subtenant shall permit no mechanics’ or other liens to be recorded against the Premises. Should a lien be made or filed against the Premises or real property on which the Premises are situated, Subtenant at its sole cost, shall bond against or discharge said lien within ten (10) days after Sublandlord’s or Master Landlord’s written request to do so.
11.3.2    Removal of Personal Property. All articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions, if any, owned or installed by Subtenant at its expense in the Premises shall be and remain the property of Subtenant and may be removed by Subtenant at any time, provided that Subtenant, at its expense, shall repair any damage to the Premises caused by such removal or by the original installation. Sublandlord may elect to require Subtenant to remove all or any part of the aforementioned property at the expiration or sooner termination of the Sublease, in which event such removal shall be done at Subtenant’s expense, and Subtenant shall at its own expense repair any damage to the Premises caused by such removal and/or installation prior to the termination of this Sublease and otherwise leave the Premises in the condition required pursuant to the Master Lease. Except as otherwise set forth in this Sublease, all articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions provided by Sublandlord, including the FF&E, shall remain the property of Sublandlord, and Subtenant shall not remove any of them from the Premises without the prior written consent of Sublandlord.
11.4    Holding Over. If Subtenant holds over after the expiration or earlier termination of this Sublease, with or without the express or implied consent of Sublandlord, then at the option of Sublandlord, Subtenant shall become and be only a month-to-month tenant at a rent equal to Two Hundred Percent (200%) of the Rent payable by Subtenant immediately prior to such expiration or termination, and otherwise upon the terms, covenants and conditions herein specified. Notwithstanding any provision to the contrary contained herein, (i) Sublandlord expressly reserves the right to require Subtenant to surrender possession of the Premises upon the expiration of the Term or upon the earlier termination hereof and the right to assert any remedy at law or in equity to evict Subtenant and/or collect damages in connection with any such holding over, and (ii) Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, attorneys’ fees incurred or suffered by Sublandlord by reason of Subtenant’s failure to surrender the Premises on the expiration or earlier termination of this Sublease in accordance with the provisions of this Sublease.
11.5    Estoppel Certificate. At any time and from time to time, Subtenant shall within ten (10) days of Sublandlord’s written request to do so, execute, acknowledge and deliver to Sublandlord, promptly upon request, a certificate certifying (a) that this Sublease is unmodified and in full force and effect (or, if there have been modifications, that this Sublease is in full force and effect, as modified, and stating the date and nature of each modification), (b) the date, if any, to which Rent and other sums payable hereunder have been paid, (c) that no notice has been received by Subtenant of any default which has not been cured, except as to defaults specified in said certificate, and (d) such other matters as may be reasonably requested by Sublandlord.
11.6    Waiver. The waiver of Sublandlord or Subtenant of any agreement, condition or provision contained herein or any provision incorporated herein by reference shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision, nor shall any custom or practice which may evolve between the parties in the administration of the terms hereof be construed to waive or to lessen the right of Sublandlord or Subtenant, as applicable, to insist upon the performance by the non-performing party in strict accordance with said terms. The subsequent acceptance of Rent hereunder by Sublandlord shall not be deemed to be a waiver of any preceding breach by Subtenant of any agreement or condition of this Sublease or the same incorporated herein by reference, other than the failure of Subtenant to pay the particular Rent so accepted, regardless of Sublandlord’s knowledge of such preceding breach at the time of acceptance of such Rent.
11.7    Complete Agreement. There are no oral agreements between Sublandlord and Subtenant affecting this Sublease, and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Sublandlord and Subtenant or displayed by Sublandlord, its agents or real estate brokers to Subtenant with respect to the subject matter of this Sublease, the Premises or the

Building. There are no representations between Sublandlord and Subtenant other than those contained in or incorporated by reference into this Sublease.
11.8    Insurance. In addition to the obligations set forth in the Master Lease, Subtenant shall comply with the requirements set forth in Exhibit “D” attached hereto. The parties specifically acknowledge the waiver of subrogation contained in Section 8(e) is incorporated by reference as if the “Landlord” were Sublandlord and “Tenant” were Subtenant thereunder.
12.    Indemnification; Exculpation
12.1    Non-Liability Of Sublandlord. Sublandlord shall not be liable to Subtenant, and Subtenant hereby waives and releases all claims against Sublandlord and its partners, officers, directors, employees, trustees, successors, assigns, agents, servants, affiliates, representatives, and contractors (collectively, herein “Sublandlord Affiliates”) for injury or damage to any person or property occurring or incurred in connection with, or in any way relating to, the Premises. Without limiting the foregoing, neither Sublandlord nor any of the Sublandlord Affiliates shall be liable for and there shall be no abatement of Rent for (i) any damage to Subtenant’s property stored with or entrusted to Sublandlord or Sublandlord Affiliates, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other sublessees, occupants or other visitors to the Premises or from any other cause whatsoever, or (iv) any latent or other defect in the Premises. Notwithstanding any provision of this Section 12.1 to the contrary, except where and to the extent any damage suffered by Subtenant is covered by Subtenant’s insurance, the waiver of liability contained in this Section 12.01 shall not apply to damage resulting directly from the gross negligence or willful misconduct of Sublandlord; provided, further, however, in no case shall Sublandlord ever be liable to Subtenant for (and Subtenant hereby waives any right to recover from Sublandlord for) any lost profits, business interruption or any form of consequential damage.
12.2    Indemnification Of Sublandlord; Indemnification Of Master Landlord. Subtenant shall indemnify, defend, protect and hold Sublandlord, Master Landlord, Master Landlord’s managing agent, the employees of Master Landlord and the employees of Master Landlord’s managing agent harmless from and against any and all claims, suits, judgments, losses, costs, obligations, damages, expenses, interest and liabilities, including, without limitation, actual attorneys’ fees and costs, incurred or asserted in connection with (i) injury or damage to any person or property whatsoever arising out of or in connection with this Sublease, the Premises or Subtenant’s activities in or about the Premises including, without limitation, when such injury or damage has been caused in whole or in part by the act, negligence, fault or omission of Subtenant, its agents, servants, contractors, employees, representatives, licensees or invitees (provided, however that the indemnification provided in this Section 12.2(i) shall not apply to any injury or damage directly resulting from the gross negligence or willful misconduct of Sublandlord, its agents, employees and contractors), or (ii) any breach or default by Subtenant of its obligations under this Sublease. The provisions of this Section 12.2 shall survive the expiration or earlier termination of this Sublease.
12.3    Master Landlord Default; Consents. Notwithstanding any provision of this Sublease to the contrary, (a) Sublandlord shall not be liable or responsible in any way for any loss, damage, cost, expense, obligation or liability suffered by Subtenant by reason or as the result of any breach, default or failure to perform by the Master Landlord under the Master Lease, including without limitation, in any case where services, utilities, repairs, maintenance or other performance is to be rendered by Master Landlord with respect to the Premises under the Master Lease and Master Landlord either fails to do so or does in an improper, negligent, inadequate or otherwise defective manner, and (b) whenever the consent or approval of Sublandlord and Master Landlord is required for a particular act, event or transaction (i) any such consent or approval by Sublandlord shall be subject to the consent or approval of Master Landlord and (ii) should Master Landlord refuse to grant such consent or approval, under all circumstances, Sublandlord shall be released from any obligation to grant its consent or approval. Except as is expressly provided to the contrary herein, Sublandlord shall have no obligation hereunder to provide services, utilities, repairs, maintenance or other performance (including, without limitation any of the same which is contemplated to be provided by Master Landlord under the Master Lease).
13.    Miscellaneous.
13.1    Counterparts. This Sublease may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement. A signed copy of this Sublease, including by industry standard electronic signature software, delivered by facsimile, e-mail of a .pdf or other reliable means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Sublease. Each party hereby waives any right to raise any defense or waiver based upon execution of this Sublease by means of such electronic signatures or maintenance of the executed agreement electronically or delivery by facsimile, e-mail of a .pdf or other reliable means of electronic transmission.
13.2    Sole Agreement. This Sublease contains all of the understandings of the parties and all representations made by either party to the other are merged herein.
13.3    Modification. This Sublease may not be modified in any respect except by a document in writing executed by both parties hereto or their respective successors.
13.4    Attorneys’ Fees. If either party hereto brings an action or other proceeding against the other to enforce, protect, or establish any right or remedy created under or arising out of this Sublease, the prevailing party shall be entitled to recover from the other party, all costs, fees and expenses, including, without limitation, attorneys’ fees, expenses, and disbursements incurred or sustained by such prevailing party in connection with such action or proceeding, and the prevailing party’s rights to recover its costs, fees and expenses, and any award thereof, shall be separate from, shall survive, and shall not be merged with any judgment.
13.5    Binding Effect. This Sublease shall be binding on and inure to the benefit of the parties and their respective heirs, successors and assigns.
13.6    Time Is Of Essence. Time is of essence in respect of each and every term, covenant and condition of this Sublease.
13.7    Governing Law. This Sublease shall be governed by, and construed in accordance with, the laws of the State of Massachusetts (without giving effect to any choice or conflict of law provision or rule (whether of the State of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Massachusetts).
13.8    Representations And Warranties. Subtenant hereby represents and warrants to Sublandlord that (i) each person signing this Sublease on behalf of Subtenant is duly authorized to execute and delivery this Sublease on behalf of Subtenant, (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized in accordance with the articles of incorporation, bylaws and other organizational documents of Subtenant, (iii) Subtenant is duly organized and in good standing under the laws of Delaware and (iv) upon the execution and delivery of this Sublease, this Sublease shall be binding and enforceable against Subtenant in accordance with its terms.
Sublandlord hereby represents and warrants to Subtenant that (i) each person signing this Sublease on behalf of Sublandlord is duly authorized to execute and delivery this Sublease on behalf of Sublandlord, (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized in accordance with the articles of incorporation, bylaws and other organizational documents of Sublandlord, (iii) Sublandlord is duly organized and in good standing under the laws of Delaware and (iv) upon the execution and delivery of this Sublease, this Sublease shall be binding and enforceable against Sublandlord in accordance with its terms.
13.9    Confidentiality. Sublandlord and Subtenant hereby agree that the information contained in this Sublease shall be held in strict confidence and none of the terms or conditions contained herein shall be disclosed to any person or entity, other than Sublandlord’s and Subtenant’s respective attorneys, accountants, consultants, investors, and brokers, all of which who shall agree to the confidentiality of this Sublease, or to the extent required by applicable law, court order, or in any litigation in connection with this Sublease. Subtenant and its agents shall avoid discussing with, or disclosing to, any third parties (except those specifically listed above) any of the terms, conditions or particulars contained herein. This provision shall not be deemed breached if disclosure is required by applicable law or otherwise consented to in writing by the non-disclosing party. Nothing contained in this Sublease is intended to prohibit Sublandlord or Subtenant from filing this Sublease with the Securities and Exchange Commission (“SEC”) to the extent that such party is required to do so pursuant to applicable SEC requirements; provided, however, Subtenant acknowledges and agrees that it shall not (and is not permitted to) file a copy of the Master Lease as part of its SEC disclosures unless Master Landlord has consented to the same. In other words, unless Subtenant has received Master Landlord’s consent to submit the Master Lease, Subtenant must either remove or redact the Master Lease exhibit as part of any filing of this Sublease, the failure to comply shall be an immediate event of default under this Sublease entitled Sublandlord to any and all remedies available under this Sublease.
13.10 Publicity. Sublandlord and Subtenant each hereby acknowledge and agree that they shall not use, without the other party’s prior written approval, which may be withheld by the non-requesting party, in the non-requesting party’s sole discretion, the name of the non-requesting party and its affiliates, products, or any signs, markings, or symbols from which a connection to the non-requesting party, in non-requesting party’s absolute and sole discretion, may be reasonably inferred or implied, in any manner whatsoever, including without limitation, press releases, marketing materials, or advertisements.
[END OF SUBLEASE – SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hand to this Sublease on the date first above written.

SUBLANDLORD: CBRE, Inc., a Delaware corporation By: /s/ Chandra Dhandapani__________ Name: Chandra Dhandapani___________ Its: CAO___________________________

SUBTENANT: Praxis Precision Medicines, Inc., a Delaware corporation By: /s/ Marcio Souza_______________ Name: Marcio Souza________________ Its: CEO__________________________

EXHIBIT “A”
MASTER LEASE

EXHIBIT “B”
PREMISES

EXHIBIT “C”

LIST OF FF&E

EXHIBIT “D”

INSURANCE

EXHIBIT “E”
FORM OF LETTER OF CREDIT